FOCUS Enhancements Announces up to $10.0 Million in Funding Commitments

Up to $6.0 Million in Equity Private Placement

Up to $4.0 Million Accounts Receivable Line of Credit

CAMPBELL, CA -- 11/15/2004 -- FOCUS Enhancements, Inc. (NASDAQ: FCSE) today announced it had obtained binding commitments for up to $6.0 million in gross proceeds through a private placement of its common stock and warrants, combined with a separate commitment from a bank for up to $4.0 million in accounts receivable financing under a secured line of credit, backed by a personal guarantee from Carl Berg, a director of the company and a significant shareholder. Rodman & Renshaw LLC acted as the primary placement agent for the equity offering.

Upon funding, FOCUS Enhancements will issue approximately 6.6 million shares of its common stock at $0.90 per share to the investors, along with warrants for approximately 2.0 million additional shares of common stock to the investors and the placement agents at an exercise price of $1.25 per share. The company also expects access to a $4.0 million accounts receivable based line of credit under which the company can borrow up to 90% of its outstanding accounts receivable. In connection with this line of credit, the bank will obtain a first priority security interest in the company's accounts receivable through an agreement with Carl Berg, which enables Mr. Berg to retain his existing security interest in all the company's assets while subordinating his interest in the company's accounts receivable. The bank line of credit is subject to certain closing conditions and ongoing covenants.

FOCUS Enhancements plans to use the proceeds to develop further its Ultra Wideband (UWB) technology, which will enable wireless video transmission in a wide range of settings for numerous applications. Any funds not expended for UWB development will be for general corporate purposes.

Brett Moyer, president and chief executive officer of FOCUS Enhancements, said, "We are extremely pleased to secure this financing at this crucial stage in our UWB development. With this funding, our recently announced design partnership with Cadence Design Systems, and the selection of Jazz Semiconductor and Taiwan Semiconductor (TSMC) to manufacture our UWB chip sets, we feel confident we can provide our UWB technology for first customer sampling of silicon late in the first half of 2005."

The shares issued in connection with the private placement, were priced at a 20% discount to the five-day average closing price of the company's common stock between November 5th and November 11th, 2004. The securities sold in the private placement were not registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements of the Securities Act. FOCUS Enhancements has agreed to file a registration statement covering public resales of the shares issued and the shares issuable in the future upon the exercise of the warrants.

About FOCUS Enhancements, Inc.

FOCUS Enhancements, Inc. (NASDAQ: FCSE) is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, FOCUS Enhancements designs, develops, and markets video solutions in two distinct markets: advanced proprietary video conversion integrated circuits (ICs) and affordable, high quality, digital-video conversion and video production equipment. Semiconductor IC products include designs for PCs, game cards, Internet, set-top boxes, Internet appliances, and interactive TV applications, and they are sold directly to original equipment manufacturers (OEMs). FOCUS Enhancements' complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and home theater markets. More information on FOCUS Enhancements may be obtained from the company's SEC filings, or by visiting the FOCUS Enhancements home page at http://www.FOCUSinfo.com.

Safe Harbor Statement

Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The ability of Focus to integrate recent acquisitions into its business model will significantly impact Focus' financial conditional and results of operations. Demand for FOCUS Enhancements' products, which impacts revenue and the gross margin percentage, is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of FOCUS Enhancements. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements are specified in the company's Form 10-K for the year ended December 31, 2003 and other filings with the SEC. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contacts:
Kirsten Chapman/David Barnard, CFA
Lippert/Heilshorn & Associates
(415) 433-3777
David@lhai-sf.com